Exhibit 4.1

FIRST AMENDMENT TO

AMENDED AND RESTATED TRUST AGREEMENT

among

KEYCORP,

as Depositor

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Property Trustee

DEUTSCHE BANK TRUST COMPANY DELAWARE,

as Delaware Trustee

and

THE ADMINISTRATIVE TRUSTEES

NAMED HEREIN

Dated as of July 6, 2009

KEYCORP CAPITAL I

THIS FIRST AMENDMENT TO AMENDED AND RESTATED TRUST AGREEMENT (this “Amendment”), dated as of July 6, 2009, among (i) KEYCORP, an Ohio corporation (including any successors or assigns, the “Depositor”), (ii) DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as BANKERS TRUST COMPANY) a New York banking corporation, as property trustee (in such capacity, the “Property Trustee” and, in its separate corporate capacity and not in its capacity as Property Trustee, the “Bank”), (iii) DEUTSCHE BANK TRUST COMPANY DELAWARE (formerly known as BANKERS TRUST (DELAWARE)), a Delaware banking corporation, as Delaware trustee (the “Delaware Trustee”), (iv) Daniel R. Stolzer, an individual, and Louis D. Raffis, an individual, each of whose address is c/o KeyCorp, 127 Public Square, Cleveland, Ohio 44114 (each an “Administrative Trustee” and collectively the “Administrative Trustees”) (the Property Trustee, the Delaware Trustee and the Administrative Trustees being referred to collectively as the “Issuer Trustees”) and (v) the several HOLDERS, as hereinafter defined.

W I T N E S S E T H

WHEREAS, the Depositor and certain of the Issuer Trustees have heretofore duly declared and established a statutory trust pursuant to the Delaware Statutory Trust Act by entering into that certain Trust Agreement, dated as of June 2, 1998 (the “Original Trust Agreement”), and by the execution and filing by certain of the Issuer Trustees with the Secretary of State of the State of Delaware of the Certificate of Trust (the “Certificate of Trust”), filed on June 2, 1998; and

WHEREAS, the Depositor and the Issuer Trustees amended and restated the Original Trust Agreement in its entirety by that certain Amended and Restated Trust Agreement dated as of June 25, 1998 (as amended, modified, supplemented or restated, the “Trust Agreement”; capitalized terms used herein without definition have the meanings assigned thereto in the Trust Agreement) by and among the Depositor, the Property Trustee, the Delaware Trustee and the Administrative Trustees, to provided for, among other things, (i) the issuance of the Common Securities by the Issuer Trust to the Depositor, (ii) the issuance and sale of the Capital Securities by the Issuer Trust pursuant to the Underwriting Agreement, (iii) the acquisition by the Issuer Trust from the Depositor of all of the right, title and interest in the Debentures, and (iv) the appointment of the Administrative Trustees; and

WHEREAS, the Depositor and the Issuer Trustees desire to modify the Trust Agreement as set forth herein;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party, for the benefit of the other parties and for the benefit of the Holders, hereby agrees as follows:

ARTICLE I

AMENDMENTS

Section 1.01 Amendment to Section 1.1. The following definition shall be added to Section 1.1 of the Trust Agreement in alphabetical order, which shall read in its entirety as follows:

“Depositor Affiliated Owner/Holder” has the meaning specified in Section 4.9(a).

Section 1.02 Amendment to Article IV. Article IV of the Trust Agreement is hereby amended to add the following Section 4.9 at the end thereof:

SECTION 4.9. Exchanges.

(a) If at any time the Depositor or any of its Affiliates (in either case, a “Depositor Affiliated Owner/Holder”) is the Owner or Holder of any Capital Securities, such Depositor Affiliated Owner/Holder shall have the right to deliver to the Property Trustee all or such portion of its Capital Securities as it elects and receive, in exchange therefor, a Like Amount of Debentures. Such election (i) shall be exercisable effective on any Distribution Date by such Depositor Affiliated Owner/Holder delivering to the Property Trustee a written notice of such election specifying the Liquidation Amount of the Capital Securities with respect to which such election is being made and the Distribution Date on which such exchange shall occur, which Distribution Date shall be not less than ten Business Days after the date of receipt by the Property Trustee of such election notice and (ii) shall be conditioned upon such Depositor Affiliated Owner/Holder having delivered or caused to be delivered to the Property Trustee or its designee the Capital Securities which are the subject of such election by 10:00 A.M. New York time, on the Distribution Date on which such exchange is to occur. After the exchange, such Capital Securities will be cancelled and will no longer be deemed to be Outstanding and all rights of the Depositor or its Affiliate(s) with respect to such Capital Securities will cease.

(b) In the case of an exchange described in Section 4.9(a), the Issuer Trust will, on the date of such exchange, exchange Debentures having a principal amount equal to a proportional amount of the aggregate Liquidation Amount of the Outstanding Common Securities, based on the ratio of the aggregate Liquidation Amount of the Capital Securities exchanged pursuant to Section 4.9(a) divided by the aggregate Liquidation Amount of the Capital Securities Outstanding immediately prior to such exchange, for such proportional amount of Common Securities held by the Depositor (which contemporaneously shall be cancelled and no longer be deemed to be Outstanding); provided, that the Depositor delivers or causes to be delivered to the Property Trustee or its designee the required amount of Common Securities to be exchanged by 10:00 A.M. New York time, on the Distribution Date on which such exchange is to occur.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

Section 2.01 Conditions Precedent. This Amendment, including the amendments to the Trust Agreement effected hereby, shall become effective as of the date (such date, the “Effective Date”) on which all of the following conditions are satisfied:

(a) the receipt of the requisite number of consents required by Section 6.6 of the Trust Agreement approving the proposed amendment set forth in Section 1.02 above;

(b) the delivery of a counterpart of this Amendment duly executed by the Depositor, the Property Trustee, the Delaware Trustee and each Administrative trustee;

(c) the delivery by the Depositor to the Issuer Trustees of an Opinion of Counsel satisfying the requirements of Section 10.2(b) of the Trust Agreement; and

(d) the Property Trustee shall have received all other instruments and documents provided for in the Trust Agreement in connection with the amendments thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;

CONSENT AND DIRECTION TO PROPERTY TRUSTEE

Section 3.01 Representations and Warranties of Each Party Hereto. Each party hereto represents and warrants that this Amendment has been duly and validly executed and delivered by it and is legal, valid and binding upon and enforceable against it in accordance with its terms.

Section 3.02 Consent and Direction to Property Trustee. By execution of this Amendment, each of the Depositor, the Issuer Trust and the Administrative Trustees (i) consents to the Property Trustee executing and delivering this Amendment, (ii) directs the Property Trustee to execute and deliver this Amendment and (iii) agrees to and does hereby release the Property Trustee for any action taken or to be taken by the Property Trustee in connection with its execution and delivery of the Amendment and for any liability or responsibility arising in connection herewith.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01 Reference to the Trust Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Trust Agreement to “this Trust Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Trust Agreement, as affected, amended and supplemented hereby.

(b) Upon the effectiveness of this Amendment, all references in each of the Trust Securities and in this Amendment, and in the other documents and instruments executed in connection therewith, to the Trust Agreement, including each term defined by reference to the Trust Agreement, shall mean and be a reference to the Trust Agreement or such term, as the case may be, as affected, amended and supplemented hereby.

(c) The Trust Agreement, as amended and supplemented by this Amendment, shall remain in full force and effect and is hereby ratified and confirmed.

Section 4.02 Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE HOLDERS, THE ISSUER TRUST AND THE ISSUER TRUSTEES WITH RESPECT TO THIS AMENDMENT AND THE TRUST AGREEMENT AND THE TRUST SECURITIES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

Section 4.03 Headings. The Article and Section headings in this Amendment are for convenience only and shall not affect the construction of this Amendment.

Section 4.04 Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 4.05 Issuer Trustees. The Issuer Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or the due execution thereof by any party hereto other than the Property Trustee or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Depositor.

Section 4.06 Consent of Holder of Common Securities. By its execution and delivery of this Agreement, the Depositor, as the sole holder of Common Securities, hereby consents to this Amendment and the changes effected to the Trust Agreement hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

KEYCORP,
as Depositor

By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
Vice President and Deputy General Counsel

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Property Trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Kenneth R. Ring
Name:	Kenneth R. Ring
Title:	Vice President

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Assistant Vice President

DEUTSCHE BANK TRUST COMPANY DELAWARE, as Delaware Trustee

By:	/s/ David Dwyer
Name:	David Dwyer
Title:	Vice President

By:	/s/ Donna G. Mitchell
Name:	Donna G. Mitchell
Title:	Vice President

By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
as Administrative Trustee

By:	/s/ Louis D. Raffis
Louis D. Raffis
as Administrative Trustee

First Amendment to Amended and Restated Trust Agreement